Exhibit 99.1

Company Contact:	Investor Relations Contact:
Ultralife Corporation	LHA
Philip A. Fain	Jody Burfening
(315) 210-6110	(212) 838-3777
pfain@ulbi.com	jburfening@lhai.com

Ultralife Corporation Reports Second Quarter Results

NEWARK, N.Y. – July 28, 2016 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $0.5 million on revenue of $20.4 million for the second quarter ended June 26, 2016. For the second quarter of 2015, the Company reported operating income of $0.8 million on revenue of $19.0 million.

“Through solid execution of our business model parameters including close control of spending in a challenging economic environment, we delivered profitability for the seventh consecutive quarter and generated positive cash flow,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “Despite some economic uncertainties weighing on customer’s buying decisions, we still have our sights set on delivering profitable growth for 2016. Our gross margins and liquidity give us the flexibility to continue to invest in new product development in support of our long-term global diversification strategy.”

Second Quarter 2016 Financial Results

Revenue was $20.4 million, an increase of $1.4 million, or 7%, compared to $19.0 million for the second quarter of 2015 reflecting the addition of Accutronics and higher Communications Systems sales. Battery & Energy Products sales were $15.8 million compared to $16.0 million last year, reflecting the contribution of Accutronics sales which offset the revenue reduction resulting from a large 9-Volt and large metering and toll pass battery orders in the second quarter of 2015. Communications Systems sales grew 55% to $4.6 million compared to $3.0 million for the same period last year as a result of shipments under the Vehicle Installed Power Enhanced Riflemen Appliqué (“VIPER”) Program.

Gross profit was $5.9 million, or 29.0% of revenue, compared to $5.9 million, or 30.9% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 29.6%, compared to 28.4% last year, an increase of 120 basis points reflecting favorable product mix including the contribution of Accutronics. Communications Systems’ gross margin declined to 26.8% compared to 44.2% for the prior year due to sales mix.

Operating expenses were $5.4 million compared to $5.0 million last year reflecting the addition of Accutronics and increased spending on new product development in response to a higher level of proposal activity, partially offset by tight control over discretionary spending. Operating expenses were 26.5% of revenue compared to 26.6% of revenue for the year earlier period.

Operating income was $0.5 million compared to $0.8 million last year.

Net income was $0.4 million, or $0.03 per share, compared to a net income of $0.8 million, or $0.05 per share, for the second quarter of 2015.

Share Repurchase Program

The Company’s Share Repurchase Program expired on June 2, 2016. From the inception of the Program on May 1, 2014 through its expiration, the Company repurchased 2,592,095 shares for an aggregate cost of $10.5 million.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: potential reductions in U.S. military spending, uncertain global economic conditions and acceptance of our new products on a global basis. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS
	June 26,	December 31,
	2016	2015
Current Assets:
Cash and Cash Equivalents	$3,262	$14,533
Trade Accounts Receivable, Net	13,735	11,430
Inventories	26,553	23,814
Prepaid Expenses and Other Current Assets	2,440	2,169
Total Current Assets	45,990	51,946

Property, Equipment and Improvements, Net	8,858	9,038
Goodwill, Intangibles and Other Assets	28,450	20,538
Total Assets	$83,298	$81,522

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$6,654	$6,494
Accrued Compensation and Related Benefits	1,818	2,377
Accrued Expenses and Other Current Liabilities	2,570	1,976
Current Portion of Debt	831	-
Total Current Liabilities	11,873	10,847
Deferred Income Taxes and Other Non-Current Liabilities	5,569	4,659
Total Liabilities	17,442	15,506

Shareholders' Equity:
Common Stock	1,920	1,918
Capital in Excess of Par Value	177,430	177,007
Accumulated Deficit	(93,306)	(94,051)
Accumulated Other Comprehensive Loss	(1,608)	(907)
Treasury Stock	(18,415)	(17,808)
Total Ultralife Equity	66,021	66,159
Non-Controlling Interest	(165)	(143)
Total Shareholders’ Equity	65,856	66,016

Total Liabilities and Shareholders' Equity	$83,298	$81,522

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015
Revenues:
Battery & Energy Products	$15,759	$15,972	$32,199	$32,248
Communication Systems	4,612	2,983	9,005	5,884
Total Revenues	20,371	18,955	$41,204	$38,132

Cost of Products Sold:
Battery & Energy Products	11,095	11,430	22,318	22,922
Communication Systems	3,376	1,666	6,581	3,344
Total Cost of Products Sold	14,471	13,096	28,899	26,266

Gross Profit	5,900	5,859	12,305	11,866

Operating Expenses:
Research and Development	1,425	1,334	3,081	2,693
Selling, General and Administrative	3,976	3,708	8,243	7,534
Total Operating Expenses	5,401	5,042	11,324	10,227

Operating Income	499	817	981	1,639

Other Income (Expense)	(24)	28	(137)	(160)
Income Before Income Taxes	475	845	844	1,479

Income Tax Provision	33	71	121	182

Net Income	442	774	723	1,297

Net Loss Attributable to Non-Controlling Interest	4	14	22	24

Net Income Attributable to Ultralife Corporation	$446	$788	$745	$1,321

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$.03	$.05	$.05	$.08

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$.03	$.05	$.05	$.08

Weighted Average Shares Outstanding – Basic	15,258	16,557	15,290	16,945

Weighted Average Shares Outstanding – Diluted	15,419	16,597	15,545	16,977